Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration No. 333-178718), and on Form S-8 (Registration Nos. 333-80477, 333-91423, 333-152169, 333-174973, and 333-189219) of Albany Molecular Research, Inc. of our report dated February 28, 2014, with respect to consolidated balance sheets of OSO Biopharm Holdings, LLC and Subsidiaries at December 31, 2013 and 2012, and the related consolidated statements of operations, members’ capital, and cash flows for the years then ended, which report appears in the Current Report on Form 8-K/A of Albany Molecular Research, Inc. and subsidiaries dated September 12, 2014.

/s/ Moss Adams LLP

Albuquerque, New Mexico

September 12, 2014